Exhibit 99.1

Speed Commerce ACCELERATES TRANSITION TO PURE-PLAY E-COMMERCE SERVICES PROVIDER

-- Highlights Include Key Board Appointment and Expansion of Columbus, OH Distribution Facility --

DALLAS, TX, April 2, 2014 – Speed Commerce, Inc. (NASDAQ: SPDC), a vertically integrated, multi-channel platform of e-commerce services and distribution solutions, announced corporate initiatives that highlight the company’s accelerated transition to a growing, pure-play e-commerce services provider.

Stephen F. Duchelle has been appointed as an independent member of the Speed Commerce Board of Directors, effective immediately. Duchelle currently serves as Vice President of E-Commerce for Juicy Couture, a global lifestyle brand for women and girls that recently operated as part of Fifth & Pacific Companies. Mr. Duchelle’s appointment fills a vacancy that arises from the retirement of Keith A. Benson from the board of directors effective May 31, 2014.

Speed Commerce has also expanded and further automated its e-commerce fulfillment center in Columbus, Ohio. The Columbus facility, which was established in October 2013, will expand to approximately 767,000 square feet from 495,000 square feet—a 55% increase. The company will also be installing additional automation in the facility to facilitate greater scalability and productivity.

Commenting on Mr. Duchelle’s addition, Speed Commerce Chairman Timothy Gentz said: “We welcome Stephen to the Speed Commerce Board of Directors. His deep e-commerce, omni-channel retail, customer service and fulfillment experience will be invaluable as we accelerate the company’s transition into a pure-play e-commerce services provider.”

Mr. Duchelle added: “I am eager to lend my expertise to join the board of directors at this exciting time in the company’s evolution and am confident that Speed Commerce possesses the leadership, strategy and assets to help its clients succeed in the growing world of retail e-commerce.”

Since joining Juicy Couture in 2012, Mr. Duchelle has been responsible for the company’s e-commerce business strategy and execution, including leading the re-launch of the Juicy Couture web and mobile stores, allowing for international shipping to 60 countries and enabling ship-from-store fulfillment from 50 specialty stores. Previously, he served as Vice President, eCommerce Strategy and Client Services for GSI Commerce, now eBay Enterprise, where he was responsible for a portfolio of e-commerce clients providing related omni-channel consulting and client services support. Duchelle brings over 20 years of retail industry experience, including 15 years in e-commerce leadership roles with Belk, Inc., The Bombay Company, RadioShack and Circuit City Stores. He started his career with Andersen Consulting (now Accenture).

About Speed Commerce

Speed Commerce, Inc. (NASDAQ: SPDC) provides a vertically integrated, multi-channel platform of e-commerce services and distribution solutions to retailers and manufacturers. The company uniquely offers the combination of retail distribution programs, web site development and hosting, customer care, e-commerce fulfillment and third party logistics services. For additional information, please visit the company's website at www.speedcommerce.com.

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